AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


            THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of August __, 1998, is entered into between CAPITAL BUSINESS CREDIT, A DIVISION OF CAPITAL FACTORS, INC., a Florida corporation ("Capital"), and U.S. COMMERCIAL FUNDING CORPORATION, an Illinois corporation ("Borrower") in light of the following facts:

            WHEREAS,  Borrower and Capital  previously entered into that certain
Loan  and  Security  Agreement,   dated  April  30,  1996  (the  "Original  Loan
Agreement").

            WHEREAS, Borrower and Capital have agreed to amend certain terms and conditions contained in the Original Loan Agreement.

            WHEREAS, Borrower and Capital have agreed to enter into this Amended and Restated Loan and Security Agreement which shall supersede the Original Loan Agreement in its entirety.

            The parties agree as follows:

            1.    DEFINITIONS

                  In addition to the defined terms contained in the first paragraph and recitals above, as used herein, the following terms shall have the following definitions:

                  1.1 "Accounts" means all presently existing and hereafter arising accounts, instruments, notes, drafts, chattel paper and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower.

                  1.2 "Agreement" means this Amended and Restated Loan and Security Agreement, any concurrent or subsequent riders or exhibits to this Amended and Restated Loan and Security Agreement, and any extensions, supplements, amendments or modifications to or in connection with this Amended and Restated Loan and Security Agreement and/or to any such riders or exhibits.

                  1.3 "Borrower's Books" means all of Borrower's books and records including, but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets and liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

                  1.4 "Borrowing Base Certificate" means the certificate, substantially in the form of Exhibit 1.4, with appropriate insertions, to be submitted to Capital by Borrower pursuant to this Agreement and certified as true and correct by the Chief Executive Officer of Borrower or such other employee or agent of Borrower who may have specific knowledge of the matters set forth therein.



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                  1.5 "Borrower  Guaranty" means that certain General Continuing
Guaranty, of even date herewith, executed by Borrower in favor of Capital with respect to all present and future obligations of GFI owing to Capital.

                  1.6 "Business Day" means any day other than a Saturday, Sunday, the day after Thanksgiving or any holiday on which banks in the States of California or Florida are authorized by law to close.

                  1.7 "Capital Expenses" means all of the following: (i) costs or expenses (including, without limitation, taxes and insurance premiums) required to be paid by Borrower under this Agreement or any of the other Loan Documents which are paid or advanced by Capital; (ii) filing, recording, publication and search fees paid or incurred by Capital; and (iii) costs, fees (including reasonable attorneys' and paralegals' fees) and expenses incurred by or charged to Capital: (a) in connection with the Lockbox Agreement; (b) to audit the Collateral; (c) to correct any default or enforce any provision of this Agreement or any of the other Loan Documents whether or not litigation is commenced; (d) in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; (e) in the event that the Security Documents are being foreclosed, in collecting the Contracts, with or without suit, or gaining possession of, maintaining, storing, selling, or preparing for sale and advertising to sell the Property; and (f) in structuring, drafting, reviewing, amending, defending or concerning this Agreement or any of the other Loan Documents.

                  1.8  "CII"  means   Celtic   Investment,   Inc.,   a  Delaware
corporation.

                  1.9 "Code" means the California Uniform Commercial Code, and any and all terms used in this Agreement which are not defined herein but which are defined in the Code shall be construed under this Agreement in accordance with the definition ascribed to such terms under the Code.

                  1.10  "Collateral" means all of the following:

                        A.    The Accounts;

     B. The Contracts and all of Borrower's rights and benefits under the Contracts, including, but not limited to, Borrower's right to receive payment in full of the indebtedness owing to Borrower thereunder, whether now or hereafter existing, together with any and all guarantees and/or security therefor, as well as all of Borrower's Books relating thereto;

     C. The Security Documents, together with any and all of Borrower's rights in and to the Property covered thereby and in and to any policies of insurance relative to such Property;

                        D.    The Equipment;

                        E.    The Financial Assets;

                        F.    The General Intangibles;

     G. Any money, deposit accounts or other assets of Borrower in which Capital receives a security interest or which hereafter come into the possession, custody or control of Capital;


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and

     H. The proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral, or any portion thereof, and any and all Accounts, Equipment, Financial Assets, General Intangibles, inventory, money, deposit accounts or other tangible and intangible property resulting from the sale or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

                  1.11 "Collateral Assignment" means that certain Collateral Assignment, of even date herewith, to be executed by Borrower and Capital, and consent to by Goodman and Reid.

                  1.12  "Commitment  Fee"  shall have the  meaning  set forth in
Section 2.8D.

                  1.13 "Contract Debtor" means each person or entity which is obligated to Borrower to perform any duty under or to make any payment pursuant to the terms of a Contract.

                  1.14 "Contract(s)" means all of Borrower's right, title and interest in and to each presently existing and hereafter arising loan agreement, accounts receivable financing agreement, factoring agreement, contract right, instrument, note, chattel paper, and any other agreement creating or evidencing obligations owing to Borrower, all rights of Borrower to receive payment pursuant to the terms of each of the foregoing, together with all guarantees and other rights of Borrower obtained in connection therewith, and any collateral therefor.

     1.15 "Cornerstone" means Cornerstone Partners Limited Partnership, a Michigan limited partnership.

                  1.16 "Daily Balance" means the amount determined by taking the amount of the Obligations owed at the beginning of a given day, adding any new Obligations advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid on that date under the provisions of this Agreement.

                  1.17 "Eligible Contract(s)" means each of those Contracts which satisfy all of the following conditions: (i) pursuant to which Borrower has loaned or advanced monies to a Contract Debtor, (ii) which, along with all loans, advances and collateral therefor, have been validly assigned to Capital,
(iii) which strictly comply with all of Borrower's warranties and representations to Capital contained herein; (iv) with respect to which the Contract Debtor is not more than sixty (60) days delinquent in the making of any scheduled payment thereunder; (v) are not subject to any defense, counterclaim, offset, discount or allowance; (vi) the outstanding advances made by Borrower under such Contract do not exceed more than thirty five percent (35%) of the Tangible Net Worth; and (vii) not more than twenty five percent (25%) of the outstanding accounts assigned to Borrower under such Contract are subject to a dispute by the account debtors thereunder.

                  1.18 "Eligible Underlying Accounts Collateral" means, with respect to each Eligible Contract, those accounts owing to a Contract Debtor which have been validly assigned to Borrower pursuant to the Contract, contain payment terms of net sixty (60) days, or less, from the date of the invoice, are paid within ninety (90) days from the date of the invoice, and strictly comply with all of the Contract Debtor's


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warranties  and  representations  to Borrower  contained  in the  Contracts  and
Security Documents; but excluding the following: (i) accounts with respect to which the goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the customer may be conditional; (ii) accounts with respect to which the customer is not a resident of the United States; (iii) accounts as to which the account debtor has disputed its obligation to make payment thereof; (iv) accounts with respect to which the customer is the United States or any department, agency or instrumentality of the United States; provided, however, that an account as to which the United States is the customer shall not be deemed ineligible by reason of this clause (iv) if Borrower and the Contract Debtor have completed all of the steps necessary to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. '203) with respect to such account; (v) accounts with respect to which the customer is a subsidiary of, related to, affiliated with, or has common shareholders, officers or directors with the Contract Debtor; (vi) accounts with respect to which the Contract Debtor is or may become liable to the customer for goods sold or services rendered by the customer to the Contract Debtor; (vii) all of the accounts owed by a customer of a Contract Debtor where twenty-five percent (25%) or more of all of the accounts owed by that customer are not paid within ninety (90) days from the date of the invoice; and (viii) all accounts owed to a Contract Debtor by a customer that is the subject of an Insolvency Proceeding. Under this section, an account which remains unpaid more than ninety (90) days from its invoice date is not deemed to be Eligible Underlying Accounts Collateral even if otherwise satisfies the remaining requirements of this section. Upon the request of Borrower, Capital shall consider, in Capital's sole and absolute discretion, extending the ninety (90) day period to one hundred twenty days (120) for specific accounts, with all of the remaining requirements of Section 1.18 remaining unchanged. In connection with Capital's consideration of Borrower's request, Borrower shall deliver to Capital all documentation requested by Capital which Capital deems relevant to its decision. The ninety (90) day period shall apply to all accounts unless and until Capital has notified Borrower in writing, pursuant to Section 13 of the Loan Agreement, that the ninety (90) day period has been extended to one hundred twenty (120) days for the accounts specifically included in Capital's notice to Borrower.

                  1.19 "Eligible Underlying Collateral" means, collectively, the
Eligible  Underlying   Accounts   Collateral,   Eligible  Underlying   Equipment
Collateral and Eligible Underlying Inventory Collateral.

                  1.20 "'Eligible Underlying Equipment Collateral" means, with respect to each Contract Debtor, the Contract Debtor's machinery and equipment, valued as at any date of determination at the forced liquidation value (as determined by appraisers and/or liquidators acceptable to Capital) which is located at the Contract Debtor's place of business in the United States of America, except the following: (a) machinery and equipment which is broken or in a state of disrepair; (b) machinery and equipment which Capital determines, in the exercise of reasonable discretion and in accordance with Capital's or the customary business practices of such Contract Debtor, to be unacceptable for borrowing purposes due to age, type, category and/or obsolescence; (c) machinery and equipment with respect to which Capital, as the assignee of Borrower, does not have a valid, first priority and fully perfected security interest; or (d) machinery and equipment with respect to which there exists any security interest, lien or encumbrance in favor of any third party other than Capital.

                  1.21 "Eligible Underlying Inventory Collateral" means, with respect to each Contract Debtor, that portion of the Contract Debtor's inventory, valued at the lower of average cost or market, owned by and in the possession of such Contract Debtor, and located in the United States of America, except the following: (a) work-in-process; (b) finished goods which do not meet the specifications of the purchase order for such goods; (c) inventory which Capital determines, in the exercise of reasonable discretion and in accordance with Capital's or the customary business practices of such Contract Debtor, to be unacceptable for


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borrowing  purposes  due  to  age,  quality,   type,  category  and/or  quantity
including, without limitation, any inventory which is obsolete, not in good condition, or not either currently usable or currently salable in the ordinary course of the business of such Contract Debtor as determined by Capital; (d) inventory with respect to which Capital, as the assignee of Borrower, does not have a valid, first priority and fully perfected security interest; (e) inventory with respect to which there exists any security interest, lien or encumbrance in favor of any third party other than Capital; (f) inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215 (a)(i); and
(g) inventory consisting of packaging, shipping materials or supplies.

                  1.22 "Eligible Term Loan" means a term loan made to a Contract Debtor which satisfies the following conditions: (i) such term loan is made pursuant to an Eligible Contract which also includes an accounts receivable financing facility; (ii) the original principal amount of the term loan does not exceed seventy percent (70%) of the value of the Eligible Underlying Equipment Collateral securing the term loan; (ii) the aggregate outstanding indebtedness of the Contract Debtor for advances based upon Eligible Underlying Inventory Collateral and term loans does not exceed, at any time, one hundred percent (100%) of the outstanding indebtedness of the Contract Debtor for advances based upon Eligible Underlying Accounts Collateral; (iii) such term loan is fully amortized over a period of thirty six (36) months or less from the date it is made; and (iv) such term loan is due and payable in full by a date that is no later than the final maturity and termination date of the accounts receivable financing facility under the Eligible Contract.

                  1.23 "Equipment" means all of Borrower's present and hereafter acquired machinery, computers, equipment, furniture, furnishings, fixtures, motor vehicles, tools, goods and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improve ments thereto, wherever located.

     1.24 "Event of Default" means the occurrence of any one of the events set forth in Section 9.

                  1.25  "Facility  Fee"  shall  have the  meaning  set  forth in
Section 2.8A.

                  1.26 "Financial Assets" means all of Borrower's present and future investment property, financial assets, securities, security entitlements, securities accounts, commodity accounts and commodity contracts.

                  1.27 "General Intangibles" means all of Borrower's present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including, without limitation, any and all choses or things in action, goodwill, patents, trade names, trademarks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than goods and accounts, as well as Borrower's Books relating to any of the foregoing.

                  1.28 "GFI" means Goodman Factors, Inc., a Texas corporation.

                  1.29 "Goodman" means Harold Goodman , an individual.


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                  1.30 "Guaranty"  means  individually  and  "Guaranties"  means collectively the following guaranties:

     A. That certain Validity Guaranty, of even date herewith, executed by Lucchese in favor of Capital with respect to the present and future Obligations.

     B. That certain Validity Guaranty, of even date herewith, executed by Meek in favor of Capital with respect to the present and future Obligations.

     C. That certain General Continuing Guaranty, of even date herewith, executed by CII in favor of Capital with respect to the present and future Obligations.

     D. That certain General Continuing Guaranty, of even date herewith, executed by GFI in favor of Capital with respect to the present and future Obligations.

                  1.31  "Initial  Term"  shall  have the  meaning  set  forth in
Section 3.1A.

                  1.32 "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions generally with its creditors.

                  1.33  "Judicial   Officer  or  Assignee"  means  any  trustee,
receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian or assignee for the benefit of creditors.

                  1.34 "Loan Documents" means collectively this Agreement, the Term Note, the Collateral Assignment, the Lockbox Agreement and any other agreements entered into between Borrower and Capital in connection with this Agreement.

                  1.35 "Lockbox Agreement" means that certain Lockbox Agreement, of even date herewith, among Borrower, Capital and Comerica Bank-Illinois (the "Depository Bank").

                  1.36 "Lucchese" means Frank Lucchese, an individual.

     1.37 "Maximum Credit Limit" means Six Million and 00/100 Dollars ($6,000,000.00); provided, however, that upon the written request of Borrower, delivered pursuant to Section 13 of this Agreement, and so long as no Event of Default shall have occurred, the Maximum Credit Limit may be increased to Twenty Three Million Dollars ($23,000,000.00). Each increase in the Maximum Credit Limit shall be in increments of One Million Dollars ($1,000,000).

                  1.38 "Meek" means Larry Meek, an individual.

                  1.39 "Net Worth" means, as of any date, the total assets of Borrower minus the total liabilities of Borrower calculated in conformity with GAAP.


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                  1.40 "Obligations" means any and all loans,  advances,  debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Capital to charge Borrower's account), obligations, lease payments, guaranties (including, without limitation, the Borrower Guaranty), covenants and duties owing by Borrower to Capital of any kind and description (whether advanced pursuant to or evidenced by this Agreement, any of the other Loan Documents, or any other instrument, or by any other agreement between Capital and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to
become  due,  now  existing  or  hereafter  arising,   and  including,   without
limitation, any debt, liability or obligation owing from Borrower to others which Capital may have obtained by assignment or otherwise, and further including, without limitation, all interest not paid when due and all Capital Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

                  1.41  "Over  Advance"  shall  have the  meaning  set  forth in
Section 2.2.

                  1.42 "Potential Event of Default" means an event which with the passage of time or the giving of notice or both would constitute an Event of Default under this Agreement.

                  1.43 "Prime Rate" means the variable rate of interest, per annum, published daily as the "prime rate" in the Money Rates Section of the Wall Street Journal. In the event that such a rate is no longer published, then the "Prime Rate" shall mean the variable rate of interest, per annum, most recently announced by Capital Bank at its headquarters office as its "prime rate," with the understanding that Capital Bank's "prime rate" is one of its base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Capital Bank's base rates.

                  1.44 "Property" means all of the personal and real property collateral described in the Security Documents.

                  1.45 "Reid" means Keith Reid, an individual.

                  1.46  "Renewal  Term"  shall  have the  meaning  set  forth in
Section 3.1.

                  1.47 "Security Document(s)" means all security agreements, chattel mortgages, leases, deeds of trust, mortgages, or other security instruments or agreements of every type and nature securing the obligations of a Contract Debtor under a Contract.

                  1.48 "Subordination" means individually, and "Subordinations" means collectively the following subordination agreements:

     A. Those certain Subordination Agreements entered into between CII and Capital, and acknowledged by Borrower, pursuant to Sections 5.1L and 5.2H.

     B. That certain Subordination Agreement entered into between Goodman and Capital, and acknowledged by Borrower, pursuant to Section 5.2F.

                        C. That certain Subordination Agreement , of even date herewith, executed


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by Reid in favor of Capital with respect to the present and future  Obligations, pursuant to Section 5.2F.

                        D. That certain Subordination Agreement , of even date herewith, executed by Westpointe in favor of Capital with respect to the present and future Obligations, pursuant to Section 5.2F.

                        E. That certain Subordination Agreement , of even date herewith, executed by Cornerstone in favor of Capital with respect to the present and future Obligations, pursuant to Section 5.2F.

                        F. That certain Subordination Agreement , of even date herewith, executed by Vista in favor of Capital with respect to the present and future Obligations, pursuant to Section 5.2F.

                  1.49   "Subordinating   Creditor"  means   individually,   and
"Subordinating   Creditors"  means  collectively,   the  following  persons  and
entities:

                        A.    CII.

                        B.    Goodman.

                        C.    Reid.

                        D.    Westpointe.

                        E.    Cornerstone.

                        Vista.

                  1.50 "Subordinated Debt" means all indebtedness owing by Borrower to the Subordinating Creditors and any other third parties which has been subordinated to the Obligations pursuant to the terms of a subordination agreement acceptable to Capital in its sole discretion.

                  1.51 "Success Fee" shall have the meaning set forth in Section 2.8C.

                  1.52 "Tangible Net Worth" means an amount equal to the Net Worth of Borrower increased by Subordinated Debt and decreased by the following: patents, licenses, leasehold improvements, goodwill, subscription lists, organization expenses, monies due from affiliates (including officers, directors and shareholders), security deposits, and prepaid costs and expenses.

                  1.53 "Term Loan" shall have the meaning set forth in Section 2.1D.

                  1.54 "Term Note" means that certain Term Note, in the original principal amount of Three Million Dollars ($3,000,000), in


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the form of Exhibit 1.52, which evidences the Term Loan.

                  1.55  "Unused  Line Fee" shall have the  meaning  set forth in
Section 2.8B.

                  1.56 "Vista" means Vista Income Partners Limited Partnership, a Michigan limited partnership.

                  1.57 "Westpointe" means Westpointe Partners Limited Partnership, a Michigan limited partnership.

                  1.58 "Working Capital" means the amount determined by subtracting the aggregate amount of Borrower's current liabilities from the aggregate amount of Borrower's current assets. Borrower's current liabilities and current assets shall be determined in accordance with GAAP consistently applied.

                  1.59 Other Definitional Provisions. References to "Sections", "subsections", and "Exhibits" shall be to Sections, subsections, and Exhibits, respectively, of this Agreement unless otherwise specifically provided. References to "Dollars" means United States Dollars. Any of the terms defined in
Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

            2.    LOANS AND TERMS OF PAYMENT

                  2.1   Credit Facilities.

                        A.    Subject to the provisions contained in
Section 2.4, upon the request of Borrower, made at any time and from time to time during the term of this Agreement, and so long as no Event of Default or Potential Event of Default has occurred, Capital shall lend to Borrower with respect to each Eligible Contract the lesser of: (i) eighty seven and one-half percent (87.5%) of the aggregate amount of all outstanding advances made by Borrower pursuant to such Eligible Contract where such advances are based upon a percentage of the Contract Debtor's Eligible Underlying Accounts Collateral; or
(ii) seventy percent (70%) of the amount of the then


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qualifying  Eligible  Underlying  Accounts  Collateral  assigned by the Contract
Debtor to Borrower pursuant to such Eligible Contract; provided, however, that in no event shall Capital be obligated to make advances to Borrower under this
Section 2.1A whenever the aggregate amount of the outstanding advances made pursuant to Section 2.1, or the amount that would be outstanding if Capital made a requested advance, exceeds, at any one time, the Maximum Credit Limit.

                        B. Subject to the provisions contained in this Section and in Section 2.4, upon the request of Borrower, made at any time and from time to time during the term of this Agreement, and so long as no Event of Default or Potential Event of Default has occurred, Capital shall lend to Borrower with respect to each Eligible Contract the lesser of: (i) seventy percent (70%) of the aggregate amount of all outstanding advances made by Borrower pursuant to such Eligible Contract where such advances are based upon a percentage of the Contract Debtor's Eligible Underlying Inventory Collateral; or
(ii) fifty percent (50%) of the amount of the then qualifying Eligible Underlying Inventory Collateral assigned by the Contract Debtor to Borrower pursuant to such Eligible Contract; provided, however, that in no event shall Capital be obligated to make advances to Borrower under this Section 2.1B whenever the aggregate amount of the outstanding advances made pursuant to
Section 2.1, or the amount that would be outstanding if Capital made a requested advance, exceeds, at any one time, the Maximum Credit Limit. In addition to the conditions set forth in Section 1.15, the following conditions must also be satisfied for a Contract to be an Eligible Contract for the purposes of this
Section:

                              (1)   The Eligible Contract must include an
accounts receivable financing facility and the inventory financing facility under such Contract must be conterminous with the accounts receivable financing facility;

                              (2)   The outstanding indebtedness of the
Contract Debtor for advances based upon Eligible Underlying Inventory Collateral shall not exceed, at any time, fifty percent (50%) of the Eligible Underlying Inventory Collateral;

                              (3)   The aggregate outstanding indebtedness
of the Contract Debtor for advances based upon Eligible Underlying Inventory Collateral and for Eligible Term Loans shall not exceed, at any time, one hundred percent (100%) of the outstanding indebtedness of the Contract Debtor for advances based upon Eligible Underlying Accounts Collateral;

                              (4)   Borrower shall have obtained an
appraisal of the Eligible Underlying Inventory Collateral pledged to


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Borrower  pursuant to the Eligible  Contract  within twelve (12) months prior to the date of the requested advance under this Section and a copy of such appraisal shall have been delivered to Capital prior to such request;

                              (5) The Contract Debtor must at all times
maintain a perpetual inventory system; and

                              (6)   The Borrower shall have obtained
landlord's waivers and warehouseman's lien releases for all locations where the Contract Debtor maintains inventory.

                        C.    Subject to the provisions contained Section
2.4, upon the request of Borrower, made at any time and from time to time during the term of this Agreement, and so long as no Event of Default or Potential Event of Default has occurred, Capital shall lend to Borrower with respect to each Eligible Term Loan an amount equal to seventy percent (70%) of the outstanding principal balance of such Term Loan; provided, however, that in no event shall Capital be obligated to make advances to Borrower under this Section 2.1C whenever the aggregate amount of the outstanding advances pursuant to this Section exceeds ten percent (10%) of the Maximum Credit Limit. In addition, in no event shall Capital be obligated to make advances to Borrower under this
Section 2.1C whenever the aggregate amount of the outstanding advances pursuant to Section 2.1, or the amount that would be outstanding if Capital made a requested advance, exceeds, at any one time, the Maximum Credit Limit.

                        D. Upon the request of Borrower, made at any time prior to August __, 1998, and so long as no Event of Default of Potential Event of Default has occurred, Capital shall make term loan to Borrower in the principal amount of Three Million Dollars ($3,000,000), which shall be repaid in thirty five (35) consecutive monthly payments of principal in the amount of Fifty Thousand Dollars ($50,000) and a final balloon payment in the thirty sixth
(36th) month in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), with accrued and unpaid interest due and payment with each installment of principal (the "Term Loan"). The Term Loan shall be evidenced by the Term Note, the principal installments shall be due on the specific dates contained in the Term Note, and the Term Loan shall bear interest at the rates set forth in the Term Note. In addition to the conditions precedent contained in
Section  5.1,  the Term Loan  shall be subject to the  conditions  precedent  in
Section 5.2.

                  2.2 Over Advances. All of the advances, as well as the Term Loan, made pursuant to Section 2.1 shall be added to and deemed part of the Obligations when made. If, at any time and for any reason, the amount of any advance made pursuant to Section 2.1 exceeds the applicable percentage limitations for such advance (or


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



dollar limitation in the case of the sub-limit for advances made against Eligible Term Loans), or if all of Borrower's Obligations, at any time and for any reason, exceed the Maximum Credit Limit (an "Over Advance"), then Borrower, upon Capital's election and demand, shall immediately pay to Capital, in cash, the amount of such excess.

                  2.3 Authorizations. Capital is hereby authorized to make the advances and the extensions of credit provided for in this Agreement based upon telephonic or other instructions received from any one of the authorized personnel of Borrower identified on Exhibit 2.3, or, at the discretion of Capital, if such extensions of credit are necessary to satisfy any Obligations of Borrower to Capital. Although Capital shall make a reasonable effort to determine the person's identity, Capital shall not be responsible for determining the exact identity of the person calling and Capital may act on the instructions of anyone it perceives to be one of the authorized personnel.

                  2.4   Borrowing Base Certificate and Required
Documentation.

                        A.    Concurrent with the execution of this
Agreement by Borrower, with the request for each advance pursuant to Section 2.1, with each delivery of a schedule of Eligible Underlying Collateral by Borrower to Capital, and, in any event on the fifteenth (15th) day of each month during the term of this Agreement (the Borrowing Base Certificate delivered on the 15th day of the month shall be dated as of the last day of the immediately preceding calendar month), Borrower shall deliver to Capital a fully completed Borrowing Base Certificate certified by Chief Executive Officer of Borrower or such other employee or agent of Borrower who may have specific knowledge of the matters set forth therein as being true and correct as of the date thereof and certifying that to the best of such officer's, employee's or agent's knowledge, after reasonable inquiry, Borrower is in full compliance with all of the terms and conditions of this Agreement and that no Event of Default or Potential Event of Default currently exists under this Agreement. If Borrower fails to deliver to Capital the Borrowing Base Certificate on the date when due, then notwithstanding any of the provisions contained in Section 2.1, Capital shall have no obligation to make any advances to Borrower until such item is delivered to Capital. By no later than 12:00 noon (Los Angeles Time) on Tuesday of each week during the term of this Agreement, Borrower shall deliver to Capital an accounts receivable aging with respect to each account assigned to Borrower in connection with each Contract.

                        B.    Prior to the Borrower's request pursuant to
Section 2.1 for the first advance to be made in connection with a Contract Debtor, Borrower shall deliver to and/or insure that Capital has each of the following documents, in form and content satisfactory


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



to Capital and its counsel, pertaining to such Contract Debtor:

                              (1)   A true and correct copy of any credit
application, financial statements, and other documents and information obtained by Borrower and supplied by such Contract Debtor, which credit application, financial statements, and other documents shall be of the type which Borrower typically obtains from its Contract Debtors;

                              (2)   A true and correct copy of the
Contracts executed by the Contract Debtor;

                              (3) A true and correct copy of the filed
financing statement(s) (Form UCC-1) executed by the Contract Debtor, together with a UCC-2 assignment thereof executed by Borrower as secured party and reflecting Capital as the assignee of secured party;

                              (4) A copy of the UCC and tax lien search
conducted by Borrower with respect to the Contract Debtor, and all other documents that Capital may reasonably request, in form satisfactory to Capital, to perfect and maintain perfected Capital's security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

                        C. Upon the request of Capital, Borrower shall deliver to and/or insure that Capital has a true and correct copy of each schedule of Eligible Underlying Collateral assigned by each Contract Debtor to Borrower, along with a copy of each invoice assigned to Borrower, a copy of proofs of delivery or signed acknowledgments of service executed by the customer of such Contract Debtor and any other information which Capital may require, each in form and content satisfactory to Capital. In addition, Borrower shall immediately deliver to Capital any documentation or information which is supplemental or an update of the items listed in Section 2.4B.

                        D. Immediately after each advance has been made by Borrower to a Contract Debtor, and in any event not more that one (1) Business Day after such advance has been made, Borrower shall provide evidence satisfactory to Capital, in Capital's sole discretion, of the advance, including evidence of the amount of the advance and the Contract Debtor to whom the advance was made.

                  2.5   Interest Rates.
                        A. Other than the Obligations evidenced by the Term Note, the Obligations owed by Borrower to Capital shall bear interest, on the average Daily Balance owing, at a rate one (1) percentage point above the Prime Rate; provided, however, that all Over Advances shall bear interest, on the average Daily Balance


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



owing, at a rate three (3) percentage points above the Prime Rate.

                        B. Notwithstanding the foregoing, at no time during the term of this Agreement shall the rate of interest be less than nine percent (9%), per annum. All Obligations owed by Borrower to Capital shall bear interest, from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, on the average Daily Balance owing, at a rate three (3) percentage points above the Prime Rate.

                        C. All interest chargeable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

                  2.6   Payment of Interest.

                        A.    The Prime Rate as of the date of this
Agreement is ____________ percent (_______%) per annum. In the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower shall be made as of 12:01 a.m. on the first day of the calendar month following such change and shall be based on the Prime Rate prevailing on the last day of the month in which such change occurred. All interest on the Obligations shall be due and payable on the first (1st) day of each calendar month during the term of this Agreement and Capital shall, at its option, charge such interest and any and all Capital Expenses to Borrower's loan account with Capital, which amounts shall thereupon constitute Obligations hereunder and shall thereafter accrue interest at the applicable rate then provided under Section 2.5.

                        B.    Notwithstanding any provision to the
contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Capital shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law which parties may agree to in a written contract ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither Borrower nor any guarantor shall be obligated to pay any Excess Interest; (3) any Excess Interest that Capital may have received hereunder shall be, at Capital's option, (a) applied as a credit against the outstanding principal balance of the Obligations of Borrower or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement


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



and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any guarantor shall have any action against Capital for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations of Borrower is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations of Borrower shall remain at the Maximum Rate until Capital shall have received the amount of interest which Capital would have received during such period on such Obligations of Borrower had the rate of interest not been limited to the Maximum Rate during such period.

                  2.7 Collections. Unless and until Capital shall instruct Borrower to the contrary, Borrower shall direct all of the Contract Debtors and their customers to make payments to a post office box established in the name of Capital pursuant to the Lockbox Agreement. The terms of the Lockbox Agreement shall restrict access to the post office box to only personnel and agents of Capital and the Depository Bank. All payments made to the post office box shall be removed from the post office box not less than every Business Day and, upon such payments constituting goods funds, shall be promptly wired transferred to Capital's bank account. Pursuant to the terms of the Depository Account, within one (1) Business Day following the deposit of such payments to Capital's bank account, the Depository Bank shall provide Borrower with a copy of the deposit slip and each check and any other item delivered to the post office box. Within one (1) Business Day of Borrower's receipt of the copy of the deposit slips, Borrower shall provide Capital with a Borrowing Base Certificate and a Collection Report in the form of Exhibit 2.7. Following the occurrence of an Event of Default, Capital or Capital's designee may, at any time, notify
Contract Debtors and their customers or account debtors that the Accounts and the Property have been assigned to Capital and that Capital has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's loan account; provided, however, that notwithstanding the foregoing, Capital shall be entitled to contact Contract Debtors and their customers and account debtors at any time for the purpose confirming any obligations owing to Borrower or payable to Borrower. Borrower agrees that all payments received by Borrower in connection with the Accounts, Property and any other Collateral shall be held in trust for Capital as Capital's trustee. The receipt of any wire transfer of funds, check, or other item of payment by Capital shall be applied to conditionally reduce Borrower's Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Capital or unless and until such check or other item of payment is honored when presented for payment. The receipt of any wire transfer, check or


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



other item of payment by Capital shall be deemed to have been paid to Capital one (1) business day after the date Capital actually receives possession of such wire transfer of funds, check or other item of payment.

                  2.8   Fees.

                        A0    Facility Fee.  Concurrent with each notice
delivered by Borrower to Capital requesting an increase in the Maximum Credit Limit, Borrower shall pay to Capital a facility fee (the "Facility Fee") in an amount equal to one-half percent (.5%) of the amount of the increase in the Maximum Credit Limit. Each increase in the Maximum Credit Limit must be in an increment of One Million Dollars ($1,000,000) and the total Maximum Credit Limit may not exceed Twenty Three Million Dollars ($23,000,000). Payment of the Facility Fee shall be made as of the due date by charging Borrower's account with the amount of the Facility Fee. The Facility Fee shall represent an unconditional payment to Capital in consideration of Capital's agreement to extend financial accommodations to Borrower pursuant to this Agreement and shall not reduce or be a deposit on account of the Obligations.

                        B0    Unused Line Fee.  As of the last day of each
month during the term of this Agreement, Borrower shall pay to Capital a monthly unused line fee (the "Unused Line Fee") equal to (i) one-quarter of one percent (0.25%) of the average daily unused portion of the Maximum Credit Limit during that month, divided by (ii) twelve (12). Payment of the Unused Line Fee shall be made as of the due date by charging Borrower's account with the amount of the Unused Line Fee. The Unused Line Fee shall represent an unconditional payment to Capital in consideration of Capital's agreement to extend financial accommodations to Borrower pursuant to this Agreement and shall not reduce or be a deposit on account of the Obligations.

                        C0    Success Fee.  In order to induce Capital to
make the Term Loan, Borrower agrees to pay the following success fee (the "Success Fee"). The amount of the Success Fee depends on how quickly the Term Loan is repaid in full. The Success Fee shall be determined by the following chart:

            Month During Which Prepayment Occurs                 Amount of
                                                                 Success Fee

            Month 1 through end of month 6
                                                                  $125,000
            Month 7 through end of month 12
                                                                  $175,000
            Month 13 through end of month 24
                                                                  $200,000


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



            Month 25 through end of month 36
                                                                  $250,000

      For example, if the Term Loan is prepaid in full during the sixth (6th) month following the date the Term Loan is made, then the Success Fee will be equal to $125,000. However, if the Term Loan is prepaid in full on the first day of the seventh (7th) month following the date the Term Loan is made, then the Success Fee will be equal to $175,000. Payment of the Success Fee shall be made as of the due date by charging Borrower's account with the amount of the Success Fee. The Success Fee shall represent an unconditional payment to Capital in consideration of Capital's making the Term Loan to Borrower and shall not reduce or be a deposit on account of the Obligations.

                        D0    Commitment Fee.  Concurrent with the
execution of this Agreement, Borrower shall pay to Capital a commitment fee (the "Commitment Fee") in an amount equal to Fifty Thousand Dollars ($50,000). Payment of the Commitment Fee shall be made as of the due date by charging Borrower's account with the amount of the Commitment Fee. The Commitment Fee shall represent an unconditional payment to Capital in consideration of Capital's agreement to extend financial accommodations to Borrower pursuant to this Agreement and shall not reduce or be a deposit on account of the Obligations.

                  2.9 Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Interest shall continue to accrue on such payments until the date such payments are deemed received by Capital.

                  2.10 Monthly Statements. Capital shall render monthly statements of the Obligations owing by Borrower to Capital, including statements of all principal, interest, Capital Expenses owing, outstanding accounts receivable assigned to Capital and the amount of any reserve being maintained by Capital, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Capital unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Capital, by registered or certified mail, at Capital's address indicated in Section 13, written objection thereto specifying the error or errors, if any, contained in any such statement.

            30    TERM AND PREPAYMENT

                  3.1   Term.

                        A0    This Agreement shall have an initial term
(the "Initial Term") of three (3) years commencing on the date hereof


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and shall thereafter be automatically  renewed (a "Renewal Term") for successive periods of one (1) year unless terminated by either party as set forth below. Notice of such termination shall be effectuated by the mailing of a certified letter, return receipt requested, not less than sixty (60) days immediately prior to the effective date of such termination, which date shall be an anniversary date of this Agreement, addressed to the other party in the manner and the address set forth in Section 13.

                        B0    Notwithstanding such term, upon the
occurrence of an Event of Default and during the continuation thereof, Capital may terminate this Agreement without notice. In addition, should either Capital or Borrower become insolvent or is unable to meet its debts as they mature, then the other party shall have the right to terminate this Agreement at any time without notice. On the date of a termination by Borrower or Capital, all Obligations shall become immediately due and payable without notice or demand and shall be paid to Capital in cash or by a wire transfer of immediately available funds.

                        C0    When Capital has received payment and
performance in full of all Obligations (whether pursuant to this Section 3.1 or Section 3.2) and an acknowledgment from Borrower that it is no longer entitled to request any advances from Capital under this Agreement, Capital shall execute a termination of all security interests given by Borrower to Capital.

                  3.2 Prepayment. Borrower may at any time on thirty (30) days prior written notice, prepay the Obligations and terminate this Agreement by paying to Capital in cash or by a wire transfer of immediately available federal funds, the Obligations together with an amount equal to the following: (a) if prepayment occurs during the first six (6) months of the Initial Term, an amount equal to two percent (2%) of the then prevailing Maximum Credit Limit; (b) if prepayment occurs at any time during the second six (6) months of the Initial Term, an amount equal to one and one-half percent (1.5%) of the then prevailing Maximum Credit Limit; and (c) if prepayment occurs at any time after the first year of the Initial Term, an amount equal to one-half percent (0.5%) of the then prevailing Maximum Credit Limit. When prepaying the Obligations, Borrower shall also pay the interest accrued on the principal amount being prepaid to the date of such prepayment.

            40    CREATION OF SECURITY INTEREST

                  4.1 Grant of Security Interest. Borrower hereby grants to Capital a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to Capital and in order to secure prompt performance by Borrower of


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



each and all of its covenants and obligations under this Agreement and otherwise created. Capital's security interest in the Collateral shall attach to all Collateral without further act on the part of Capital or Borrower.

                  4.2 Right to Audit and Inspect. In order to verify the validity of any Borrowing Base Certificate, Borrower shall, upon the request of Capital, promptly furnish Capital with copies of Borrower's financial and business records, as well as any information which has been provided by Contract Debtors to Borrower, and Borrower shall warrant the genuineness thereof. For each twelve (12) month period commencing on the date of this Agreement, Capital shall have the right to conduct four (4) periodic audits of the Collateral and Borrower's financial condition at Borrower's expense; provided, however, that Capital may conduct additional audits, at Capital's own expense so long as no Event of Default shall have occurred, during each such twelve (12) month period. Borrower shall pay to Capital as an audit fee Six Hundred Fifty Dollars ($650) per auditor, per day for each audit in connection with the first four (4) audits during each twelve (12) month period, as well as in connection with any audits conducted following an Event of Default and the amount charged shall be deemed included in the "Obligations" when incurred. The maximum audit fees shall not apply to (i) the preliminary audit conducted prior to the date of this Agreement; and (ii) the travel expenses reasonably incurred by Capital in connection with each audit. Borrower shall reimburse Capital for all such travel expenses. Capital will invoice Borrower for such audit fees and travel expenses and Borrower shall pay to Capital the full amount of such costs and expenses within fifteen (15) calendar days from the date of invoice.

                  4.3 Continuation of Security Interest. Until all Obligations, contingent or otherwise, have been fully repaid and performed, Capital shall retain its security interest in all existing Collateral and Collateral arising thereafter.

                  4.4 Perfection of Security Interest. Borrower shall execute and deliver to Capital, concurrent with Borrower's execution of this Agreement, and at any time or times hereafter at the request of Capital, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, assignments, endorsements of certificates of title, applications for titles, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Capital may reasonably request, in form satisfactory to Capital, to perfect and maintain perfected Capital's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. In connection with the foregoing, Borrower agrees to cause to be delivered to Capital the consent on any computer software licensor to the assignment by Borrower to Capital of those rights of


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



Borrower in such software in order to enable Capital to obtain any computer information which Capital requires which is accessible utilizing such software.

                  4.5 Access to Borrower's Books. Capital (through any of its officers, employees or agents) shall have the right, at any time or times hereafter, during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral and Borrower's financial condition. Capital (through any of its officers, employees or agents) shall also have the right, at any time or times hereafter, to confirm with the Contract Debtors the amount of their indebtedness owing to Borrower, the assignment of all or any of the Property to Borrower, the value and amount of the Property (including contacting any customers or account debtors thereunder), and any other information relating to the Collateral.

                  4.6 Additional Documentation. With each assignment of Collateral hereunder Borrower shall deliver to and/or insure that Capital has, in form satisfactory to Capital and its counsel, such other instruments, financing statements, continuation financing statements, fixture filings, security agreements, mortgages, assignments, certificates of title, affidavits, reports, documents, notices, schedules of Contracts, letters of authority and all other documents that Capital may reasonably request, in form satisfactory to Capital, to perfect and maintain perfected Capital's security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

                  4.7 Retention of Security Interest. Capital shall retain its security interest in all Collateral until all of Borrower's Obligations have been fully repaid as required hereunder and this Agreement has been terminated. Capital may, after the occurrence of an Event of Default, settle or adjust disputes and claims directly with Contract Debtors and customers of Contract Debtors for such amounts and upon such terms as Capital considers advisable, and in such cases, Capital will credit Borrower's account with only the net amounts received by Capital in payment of such disputed Contracts or Property, after deducting all Capital Expenses incurred or expended in connection therewith.

                  4.8 Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Capital (and any of Capital's officers, employees or agents designated by Capital) as Borrower's true and lawful attorney with power:

                        A0    Upon Borrower's failure or refusal to comply
with its undertakings contained in Section 4.4, to sign the name of


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Borrower  on any of the  documents  described  in that  section  or on any other similar documents which need to be executed, recorded and/or filed in order to perfect or continue perfected Capital's security interest in the Collateral;

                        B0    To endorse Borrower's name on any checks,
notes, acceptances, money orders, drafts or other forms of payment or security that may come into Capital's possession and to execute UCC Termination Statements on behalf of Borrower;
                        C0    After the occurrence of an Event of Default
and so long as such Event of Default has not been waived of cured (to the extent there is an applicable cure period), to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Capital, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward, within two (2) business days of Capital's receipt thereof, all other mail to Borrower;

                        D0    After the occurrence of an Event of Default
and so long as such Event of Default has not been waived of cured (to the extent there is an applicable cure period), to compromise and settle any and all Accounts, indebtedness owing to Borrower under Contracts, Eligible Underlying Accounts Collateral, and other obligations owing to Borrower or which have been assigned to Borrower, to enter into settlement agreements and mutual general releases on Borrower's behalf and to execute any notices, reconveyances or other documentation in connection with any such settlement; and

                        E0    To do all things reasonably necessary to
carry out this Agreement.

                  The appointment of Capital as Borrower's attorney, and each and every one of Capital's rights and powers, being coupled with an interest, are irrevocable until all of the Obligations have been fully paid and performed and payments received by Capital are no longer subject to avoidance. Borrower ratifies and approves all acts of Capital as Borrower's attorney taken in connection with the transactions contemplated by this Agreement and neither Capital nor its employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct.

            50    CONDITIONS PRECEDENT

                  5.1 As conditions precedent to Capital's obligation to make the advances and extend the financial accommodations hereunder, Borrower shall execute and deliver, or cause to be executed and delivered, to Capital, in form and substance satisfactory to Capital and its counsel, the following:


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                        A0    Financing statements (form UCC-1) and
fixture filings in form satisfactory for filing and recording with the appropriate governmental authorities;

                        B0    Certified extracts from the minutes of the
meetings of board of directors of Borrower authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the Loan Documents;

                        C0    A certified copy of Borrower's Articles of
Incorporation and any amendments thereto, a certificate of status showing that Borrower is in good standing under the laws of the State of Illinois and certificates indicating that Borrower has qualified to transact business and is in good standing in any other state in which the conduct of its business or its ownership of property requires that it be so qualified;

                        D0    UCC searches, tax lien and litigation
searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Capital may require and in such form as Capital may require, in order to reflect, perfect or protect the priority of Capital's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement;

                        E0    Evidence satisfactory to Capital that
Borrower has obtained insurance policies or binders, with such insurers and in such amounts as may be acceptable to Capital, respecting the Equipment and any other tangible personal property comprising the Collateral and naming Capital as a loss payee on a 438-BFU endorsement;

                        F0    The Commitment Fee;

                        G0    The Facility Fee (if Borrower has requested
an increase in the Maximum Credit Limit);

                        H0    The Loan Documents;

                        I0    A fully completed Borrowing Base
Certificate, dated as of the effective date of this Agreement;

                        J0    The original Contracts properly endorsed in
favor of and assigned to Capital;

                        K0    The Guaranties prepared on Capital's
standard form and duly executed;

                        L0    Certified extracts from the minutes of the


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meetings of CII's and GFI's board of  directors  authorizing  the  execution  of
their  respective   General   Continuing   Guaranties  of  the  Obligations  and
authorizing specific officers to execute and deliver such guaranties;

                        M0    The Subordination Agreement  prepared on
Capital's standard form and duly executed by CII and acknowledged by Borrower;

                        N0    Certified extracts from the minutes of the
meetings  of  CII's  board  of  directors   authorizing  the  execution  of  the
Subordination Agreement and authorizing specific officers to execute and deliver such Subordination Agreement;

                        O0    A disbursement letter from Borrower
authorizing and directing Capital to make the initial advances hereunder.

                  5.2 In  addition  to the  conditions  precedent  contained  in
Section 5.1, as additional conditions precedent to Capital's obligation to make the Term Loan, Borrower shall execute and deliver, or cause to be executed and delivered, to Capital, in form and substance satisfactory to Capital and its counsel, the following:

                        A0    Borrower shall have delivered to Capital a
certified copy of that certain Stock Purchase Agreement, dated ___________ 1998, among Borrower, Goodman and Reid, pursuant to which Borrower is acquiring the capital stock of GFI and Capital and its legal counsel shall have approved, in their sole discretion, the terms of such stock purchase agreement;

                        B0    Evidence satisfactory to Capital that
Borrower has completed all of the non-monetary conditions for the purchase of the capital stock of GFI;

                        C0    Evidence satisfactory to Capital that CII,
Cornerstone, Westpointe and/or Vista have, in the aggregate, made capital contributions or subordinated loans (or a combination thereof) to Borrower in an amount not less than Three Million Dollars ($3,000,000) the proceeds of which were used by Borrower in connection with its purchase of the capital stock of GFI;
                        D0    A copy of the certified extracts from the
minutes of the meetings of Borrower's board of directors authorizing the purchase of the capital stock of GFI;

                        E0    A disbursement letter from Borrower
authorizing and directing Capital to disburse the loan proceeds;

                        F0    The Subordination Agreements  prepared on
Capital's standard form and duly executed by each of the Goodman,


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Reid, Westpointe, Cornerstone and Vista, respectively, and each acknowledged by Borrower;

                        G0    Certified extracts from the minutes of the
meetings of Westpointe's, Cornerstone's and Vista=s general partners authorizing the execution of their respective Subordinations and authorizing specific partners to execute and deliver such Subordinations;

                        H0    To the extent that CII has made a term  loan
to Borrower (in connection with the required funding under Section 5.2C above), CII shall execute and deliver to Capital a subordination agreement containing terms and conditions satisfactory to Capital, in its sole discretion, and CII shall also deliver to Capital a copy of the certified extracts from the minutes of the meetings of CII's board of directors authorizing the execution and delivery of such subordination agreement. The subordination agreement shall be included in the defined term "Surbordinations."

            60    BORROWER'S REPRESENTATIONS AND WARRANTIES

                  Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any credit hereunder shall be available and until the Obligations have been repaid in full:

                  6.1   Existence and Rights.

                        A0    The chief executive office of Borrower is
located at 17W220 22nd Street, Suite 420, Oakbrook Terrace, Illinois
60181;

                        B0    Borrower is duly organized and existing
under the laws of the State of Illinois and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of property requires that it be so qualified;

                        C0    Borrower has the right and power to enter
into this Agreement and each of the other Loan Documents;

                        D0    Borrower has the power, authority, rights
and franchises to own its property and to carry on its business as now conducted;

                        E0    Borrower has no investment in any business
entity except as previously disclosed to Capital in writing.

                  6.2 Agreement Authorized. The execution, delivery and performance by Borrower of this Agreement and each of the other


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



Loan Documents: (a) have been duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; and (b) shall not constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws.
                  6.3 Binding Agreement. This Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

                  6.4 No Conflict. The execution, delivery and performance by Borrower of this Agreement and each of the other Loan Documents: (a) shall not constitute an event of default under any agreement, indenture or undertakings to which Borrower is a party or by which it or any of its property may be bound or affected; (b) are not in contravention of or in conflict with any law or regulation; and (c) do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

                  6.5 Litigation. There are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency, and Borrower has no knowledge or belief of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except for ongoing collection matters in which Borrower is the plaintiff and except as heretofore disclosed, in writing, to Capital. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

                  6.6  Financial   Condition.   All  financial   statements  and
information relating to Borrower which have been delivered by Borrower to Capital have been prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise stated therein, and fairly and reasonably present Borrower's financial condition. There has been no material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Capital. Borrower has no knowledge of any liabilities, contingent or otherwise, which are not reflected in such financial statements and information, and Borrower has not entered into any special commitments or contracts which are not reflected in such financial statements or information which may have a materially adverse effect upon Borrower's financial condition, operations or business as now conducted.

                  6.7 Tax Status. Borrower has no liability nor have any claims been asserted against Borrower for any delinquent state, local or federal taxes.

                  6.8 Title to Assets. Other than the security interests granted to Cornerstone and Westpointe and subordinated to the security interests of Capital, Borrower has good title to its


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assets and the same are not subject to any liens or encumbrances.

                  6.9 Trademarks and Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

                  6.10 Environmental Quality. Borrower has in the past and is currently in compliance with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances. Borrower is not aware that it is under investigation by any state or federal agency designed to enforce any of such laws or regulations.

                  6.11  Equipment.

                        A0    All of the Equipment is currently located at
Borrower's address set forth in Section 6.1A;

                        B0    The Equipment is and shall remain free from
all liens, claims, encumbrances, and security interests (except as held by Capital, except for the subordinate security interests granted to Cornerstone and Westpointe, and except as may be specifically consented to, in advance and in writing, by Capital).

                  6.12  Contracts and Security Documents.

                        A0    Each Contract is a bona fide, good, valid,
enforceable and subsisting obligation of the Contract Debtor thereunder, and Borrower does not know of any fact which impairs or will impair the validity of any such Contract.

                        B0    Each Contract and the Security Documents are
free of any claim for credit, deduction, discount, allowance, defense (including the defense of usury), dispute, counter-claim or setoff.

                        C0    Each Contract is wholly free of any prior
assignment, superior security interest, lien, claim or encumbrance in favor of any person other than Capital.

                        D0    The Security Documents properly and
reasonably describe the subject personal property collateral.

                        E0    Each Contract correctly sets forth the terms
between Borrower and the Contract Debtor, including, without limitation, the interest rate and/or fees applicable thereto.

                        F0    All state and federal laws have been


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



complied with in  conjunction  with the Contracts  and Security  Documents,  the
non-compliance   with  which  would  have  an  adverse   impact  on  the  value,
enforceability or collectability of the Contracts or Security Documents.

                        G0    Borrower has good and valid title to, and
full right and authority to pledge and assign the Contracts and Security Documents to Capital and no payment is past due under any Eligible Contract.

                        H0    The signatures of officers of the Contract
Debtor on each Contract and Security Documents related thereto are genuine, and, to the best knowledge of Borrower, such officers were authorized and had the legal capacity to enter into and execute such documents on the date thereof.

            70    BORROWER'S AFFIRMATIVE COVENANTS

                  Borrower covenants and agrees that so long as any credit hereunder shall be available and until the Obligations have been repaid in full, unless Capital shall otherwise consent in writing, Borrower shall do all of the following:

                  7.1 Rights and Facilities. Borrower shall maintain and preserve all rights, franchises and other authority adequate for the conduct of its business. Borrower shall also maintain its properties, equipment and facilities in good order and repair and conduct its business in an orderly manner without voluntary interruption and maintain and preserve its existence.

                  7.2   Records and Servicing of Contracts.

                        A0    Borrower shall keep or will cause to be kept
in a safe place, at its chief executive office, copies (or the originals if Capital determines in its sole discretion to allow Borrower to retain such originals) of the Contracts and Security Documents, all necessary, proper and accurate books, records, ledgers, correspondence and other documents or instruments related to or concerning the Contracts and the Security Documents. Capital shall, at all reasonable times, have the right to inspect, verify, check, make abstracts from and photocopies of Borrower's Books, and any correspondence and other papers pertaining to the Contracts and Security Documents.

                        B0    In consideration of the advances to be made
by Capital pursuant hereto, and at no expense to Capital, Borrower covenants and agrees to diligently and faithfully perform the following services relating to the Contracts and Security Documents, unless and until notified by Capital that it does not desire Borrower to continue to perform any or all such services:


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                              (1)   Borrower will use commercially
reasonable efforts to collect all payments due under the Contracts. On the fifteenth (15th) day of each month, Borrower shall provide Capital with a written report identifying each Contract, if any, under which scheduled payments are thirty (30) days or more past due and shall inform Capital, in writing, of all decisions regarding collection efforts concerning any such Contract and concerning repossession of Property.

                              (2)   Borrower will perform customary
insurance follow-up with respect to each policy of insurance covering the Property, if any. If required or prudent insurance on any Property is canceled, terminated or lapses, Borrower shall immediately, and at its sole cost and expense, obtain replacement insurance coverage.

                              (3)   Borrower will promptly notify Capital
if and when any of the following shall come to its attention: (a) if any material default arises under the terms of a Contract and/or Security Document, which default shall not be waived by Borrower without the prior written consent of Capital; (b) if any material item of Property should be damaged, lost, destroyed or stolen, and such item or items of Property shall not have been repaired, replaced or cured by the Contract Debtor within a reasonable time; or
(c) if any Property is moved from the location or locations where it is required to be kept under the terms of the Security Document.

                              (4)   Borrower acknowledges that it is not
authorized or empowered to waive or vary the terms of any Contract or Security Document in a way that would be adverse to Capital's interests, and Borrower agrees that it will not, at any time, waive or consent to a postponement of strict compliance on the part of a Contract Debtor with respect to any material term, provision or covenant contained in any Contract or Security Document, nor forbear or grant any material indulgence to a Contract Debtor, without the prior written consent of Capital.

                  7.3 Location of Equipment. The Equipment shall be located only at Borrower's chief executive office or such other locations as shall have been approved by Capital, which approval shall not be unreasonably withheld.

                  7.4   Insurance.

                        A0    Borrower, at its expense, shall insure the
Equipment against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall deliver to Capital certified copies of such policies of insurance and evidence of the


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



payments of all premiums therefor. Borrower shall also keep and maintain business interruption, public liability, and property damage insurance relating to Borrower's ownership and use of the Equipment and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Capital. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Capital showing Capital as a loss payee thereof, with a waiver of warranties on a 438-BFU endorsement, and all proceeds payable thereunder shall be payable to Capital and, upon receipt by Capital, shall be applied on account of the Obligations owing to Capital. To secure the payment of the Obligations, Borrower grants Capital a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Capital.

                        B0    Prior to an Event of Default under this
Agreement, Borrower shall have the exclusive right to make, settle and adjust any and all claims under such policies of insurance; provided, however, that Borrower shall not legally conclude the settlement or adjustment of any claim in excess of Ten Thousand and 00/100 Dollars ($10,000.00) without first obtaining the written consent of Capital.

                        C0    Borrower hereby irrevocably appoints Capital
(and any of Capital's officers, employees or agents designated by Capital) as Borrower's attorney following the occurrence of an Event of Default for the purpose of making, settling and adjusting all claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, and for making all determinations and decisions with respect to such policies of insurance.

                        D0    Borrower will not cancel any of such
policies without Capital's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Capital, that it will give Capital at least ten (10) days written notice before any such policy or policies of insurance will be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Capital to recover under such policy or policies of insurance or to pay any premium in whole or in part relating thereto. If Borrower fails to comply with its covenants contained in this Section 7.4, Capital may, but shall have no obligation to, obtain and maintain such policies of insurance and pay such premiums and take such other action with respect to such policies which Capital deems prudent.


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



                  7.5 Notice of Litigation. If at any time during the term of this Agreement any litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower shall be commenced or threatened, Borrower shall immediately notify Capital in writing of such event.

                  7.6   Submission of Records and Reports.

                        A0    Borrower agrees to use its best efforts to
deliver to Capital, on a daily basis, a collateral and loan status report summarizing the status of each Contract by indicating, with respect to each Contract, the amount of outstanding advances made by Borrower under such Contract, the amount of all outstanding accounts and other Property assigned to Borrower thereunder, the amount of loan availability under the Contract, the amount of collections received since the last report, the date of the last accounts receivable aging with respect to such Contract Debtor, a copy of each invoice assigned to Borrower (together with a copy of proofs of delivery or signed acknowledgments of service executed by the customer of such Contract Debtor), and any other information required by Capital.

                        B0    Borrower shall deliver to Capital on first
Business Day of each week during the term of this Agreement a detailed report of all outstanding accounts assigned to Borrower by the Contract Debtors which, as of the last Business Day of the immediately preceding week, do not constitute Eligible Underlying Accounts Collateral.

                        C0    Borrower shall execute and deliver to
Capital by the fifteenth (15th) day of each month during the term of this Agreement, a report containing the following information regarding each Contract as of the last day of the immediately preceding calendar month: (i) a statement reflecting all of the advances, repayments, other loan activity, and the status of the Property securing the obligations of the Contract Debtor under that Contract; (ii) an accounts receivable status report setting forth, among other information, an aging of the accounts receivable, the amount of the Eligible Underlying Accounts Collateral, the amount of the ineligible accounts receivable, and the percentage determined by dividing the total amount of all obligations of a Contract Debtor arising under the Contract by the aggregate amount of all obligations owing to Borrower from all of its Contract Debtors; and (iii) a summary of the Contracts which shall set forth, among other things, the delinquency rate of the obligations arising under the Contracts and indicating under which Contracts, if any, Property is in foreclosure;

                        D0    Borrower shall promptly supply Capital with
such other information concerning its affairs as Capital may request


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



from time to time hereafter, and shall promptly notify Capital of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of, or an event which constitutes an Event of Default or Potential Event of Default under, this Agreement.

                  7.7 Acquisition of Assets. Borrower shall promptly notify Capital in writing of its acquisition by purchase, lease or otherwise of any after-acquired tangible property having a value greater than Fifty Thousand and 00/100 Dollars ($50,000.00) and of the type included in the Collateral.

                  7.8 Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Capital, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Capital with proof satisfactory to Capital indicating that Borrower has made such payments or deposits.

                  7.9   Financial Statements.

                        A0    Borrower shall maintain a standard and
modern system of accounting in accordance with generally accepted accounting principles consistently applied with ledger and account cards and/or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as may from time to time be requested by Capital. Borrower shall not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without said accounting firm and/or service bureau agreeing to provide to Capital information regarding the Collateral and Borrower's financial condition. Borrower agrees to permit Capital and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower's Books relating to the Collateral, the Obligations, Borrower's financial condition and the results of Borrower's operations, and, in connection therewith, permit Capital or any of its agents, employees or officers to copy and make extracts therefrom.

                        B0 Borrower shall deliver to Capital:



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                              (1)   within forty five (45) days after the
end of each of the first three fiscal quarters of Borrower, for each of Borrower's fiscal years, a company prepared consolidated and consolidating statement of the financial condition of Borrower and its affiliates for such quarterly period, including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, and any other report requested by Capital relating to the Collateral and the financial condition of Borrower, and a certificate signed by the Chief Executive Officer of Borrower, to the effect that all statements and reports delivered or caused to be delivered to Capital under this subsection, fairly and thoroughly present the financial condition of Borrower and its affiliates and that there exists on the date of delivery to Capital no condition or event which constitutes an Event of Default or Potential Event of Default;

                              (2) within forty five (45) days after the
end of each of the first three fiscal quarters of CII, for each of CII's fiscal years, a copy of the Form 10Q filed by CII with the Securities and Exchange Commission for such period;

                              (3) within ninety (90) days after the end
of each of CII's fiscal years, an audited consolidated and consolidating statement of the financial condition of CII and its subsidiaries and affiliates for such fiscal year, prepared by independent certified public accountants acceptable to Capital, including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, and any other report requested by Capital relating to the Collateral and the financial condition of Borrower, and a certificate signed by the Chief Executive Officer of Borrower to the effect that all reports, statements, computer disc or tape files, printouts, runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Capital under this subsection, fairly and thoroughly present the financial condition of Borrower and its affiliates and that there exists on the date of delivery to Capital no condition or event which constitutes an Event of Default or Potential Event of Default.

                  7.10 Tax Returns. Borrower shall deliver to Capital copies of each of CII's and, if Borrower files a separate tax return, Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) calendar days following the filing thereof. Borrower further agrees to promptly deliver to Capital copies of all receipts issued to Borrower for the payment of federal withholding taxes required of it.

                  7.11 Payment of Debts. Borrower shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.



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                  7.12 Financial Covenants. Borrower shall maintain at all times during the term of this Agreement each of the following:

                        A0    A ratio of Obligations to Tangible Net Worth
of not more than 5.0 to 1.0.

                        B0    Positive Working Capital.

                        C0    Positive Tangible Net Worth.

                        D0    The Subordinated Debt of CII shall be not
less than Two Million Dollars ($2,000,000); provided, however, that to the extent that CII makes a subordinated loan pursuant to Section 5.2(C), then the amount of the Subordinated Debt of CII which is required be maintained pursuant to this Section shall be increased by the full principal amount of such subordinated loan.

                  7.13 Compliance with Environmental Laws. Borrower shall comply with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances.

                  7.14 Notice of  Reportable  Event.  Borrower  shall furnish to
Capital: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the Chief Financial Officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the Internal Revenue Service, the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan together with certified financial statements and actuarial statements for such plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; (d) at least ten (10) days prior to the filing by the Borrower or the administrator of any deferred compensation plan of a notice of intent to terminate such plan, a copy of such notice; (e) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan; and (f) promptly and in no event more than ten (10) days after receipt thereof by Borrower, each notice received by Borrower


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concerning the imposition of any withdrawal  liability under Section 4202 of the
Employee Retirement Income Security Act ("ERISA") of 1974, as amended.

                  7.15 Reimbursement for Capital Expenses. Upon the demand of Capital, Borrower shall immediately reimburse Capital for all sums reasonably incurred and expended by Capital which constitute Capital Expenses, and Borrower hereby authorizes and approves all advances and payments by Capital for items constituting such Capital Expenses.

            8.    BORROWER'S NEGATIVE COVENANTS

                  Borrower covenants and agrees that so long as any credit hereunder shall be available and until the Obligations have been repaid in full, unless Capital shall otherwise consent in writing, Borrower shall not do any of the following:

                  8.1 Relocate of Chief Executive Office. Borrower will not, without thirty (30) days prior written notification to Capital, relocate its chief executive office.

                  8.2 Business Structure and Operations. Borrower shall not, without Capital's prior written consent:

                        A. Sell, lease, or otherwise dispose of, move, relocate (except in connection with a relocation of Borrower's business facility) or transfer, whether by sale or otherwise, any of Borrower's assets; provided, however, that during each of Borrower's fiscal years, Borrower does not need to obtain the prior written consent of Capital in connection with the sale or disposal of assets in the ordinary course of Borrower's business unless and until the aggregate amount of such assets sold or disposed of, or to be sold or disposed of, during such fiscal year exceeds an aggregate value of Twenty Five Thousand and 00/100 Dollars ($25,000.00);

                        B.    Use the proceeds of any advance made under
Section 2.1 for any purpose other than the daily financing needs of Borrower in funding advances to the Contract Debtors or the proceeds of the Term Loan for any purpose other than the purchase of the capital stock of GFI;

                        C. Change Borrower's name or form of entity, or add any new fictitious name;

                        D. Other than the acquisition of the capital stock of GFI, acquire, merge or consolidate with or into any other business organization;

                        E.    Enter into any transaction not in the


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ordinary and usual course of Borrower's business;

                        F. Guarantee or otherwise become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payment for deposit to the general account of Borrower or which are transmitted or turned over to Capital;

                        G. Make any change in the Borrower's financial structure or in any of its business objectives, purposes or operations which could adversely affect the ability of Borrower to repay the Obligations;

                        H. Incur any debts outside the ordinary and usual course of Borrower's business, except for renewals or extensions of existing debts;

                        I.    Make any advance or loan except in the
ordinary course of business; provided, however, that the outstanding amount of term loans made in the ordinary course of business shall not exceed, at any one time, fifteen percent (15%) of the then existing Tangible Net Worth;

                        J. Prepay any existing indebtedness owing to any third party;

                        K. Cause, permit or suffer any change, direct or indirect, in Borrower's capital ownership;

                        L.    Make any advance to any Contract Debtor
where the making of such advance would cause the total amount of the outstanding indebtedness of such Contract Debtor to exceed thirty five percent (35%) of the Tangible Net Worth;

                        M. Make any plant or fixed capital expenditure, or any commitment therefor, in any fiscal year, in an aggregate amount in excess of Fifty Thousand and 00/100 Dollars ($50,000.00);

                        N.    Enter into any lease, or any commitment
therefor, in any fiscal year, requiring aggregate payments in such any such fiscal year in excess of Seventy Five Thousand and 00/100 Dollars ($75,000.00);

                        O. Borrower will not, without Capital's prior written consent, make any distribution to its shareholders (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any category thereof, whether now or hereafter outstanding; provided, however, that Borrower shall be permitted to make distributions to CII in order to reimburse CII for reasonable


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costs and expenses actually incurred by CII in the administration of
Borrower's business;

                        P. Suspend or go out of business.

                  8.3   ERISA.

                        A. Borrower shall not withdraw from partici pation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of Borrower's employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such deferred compensation plan.

                        B.    Borrower shall not withdraw from any
multi-employer plan described in Section 4001(a)(3) of ERISA which covers Borrower's employees.

            9.    EVENTS OF DEFAULT

                  Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

                  9.1 Failure to Pay Obligations. If Borrower fails to pay when due and payable or when declared due and payable all or any portion of the Obligations owing to Capital (whether of principal, interest, taxes, reimbursement of Capital Expenses, or otherwise);

                  9.2 Failure to Perform. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Capital and such failure continues for twenty one (21) calendar days after written notice thereof from Capital to Borrower or, if such failure is one which cannot be cured within twenty one (21) calendar days, then if Borrower has commenced curing such failure by means acceptable to Capital in its sole discretion, then such failure shall not be deemed an Event of Default under this Section so long as in the sole and exclusive opinion of Capital, Borrower is diligently attempting to cure the failure;

                  9.3 Inaccurate Information. If any material representation, statement, report, or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Capital is not true and correct;

                  9.4   Third Party Claim.  If any or a material portion


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of  Borrower's  assets are  attached,  seized,  subjected  to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee;

                  9.5 Impairment. If there is a material impairment of the prospect of repayment of all or any portion of the Obligations owing to Capital or a material impairment of the value or priority of Capital's security interests in the Collateral;

                  9.6   Voluntary Insolvency Proceeding.  If an
Insolvency Proceeding is commenced by Borrower;

                  9.7   Involuntary Insolvency Proceeding.  If an
Insolvency Proceeding is commenced against Borrower;

                  9.8  Interruption  of  Business.   If  Borrower  is  enjoined,
restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                  9.9 Governmental Lien. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any tax or debt owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of the Borrower's assets and the same is not paid on the payment date thereof;

                  9.10 Liens. If a judgment or other claim becomes a lien or encumbrance upon all or a material portion of Borrower's assets;

                  9.11 Default in Agreement with Third Party. If there is a default in any loan agreement, mortgage, indenture or other agreement to which Borrower is a party with third parties which is not cured during any applicable cure period and where the obligations of Borrower under such contract individually or in the aggregate with any other contracts under which Borrower is then in default equals or exceeds Fifty Thousand Dollars ($50,000);

                  9.12 Payment on Subordinated Debt. If Borrower makes any payment to any third party which would violate the terms of any agreement pursuant to which such third party has subordinated indebtedness owed to him, her or it to Borrower's Obligations to Capital;

                  9.13 Misrepresentation. If any misrepresentation exists now or hereafter in any warranty or representation made to Capital by Borrower or any officer or director of Borrower, or if any


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such warranty or representation is withdrawn by Borrower or by any officer or director of Borrower;

                  9.14 Impairment of Guaranty. If any guarantor of Borrower's indebtedness to Capital dies, terminates its guaranty, defaults in the payment or performance of any obligations of guarantor owing to Capital, or becomes the subject of an Insolvency Proceeding;

                  9.15 Reportable Event Under ERISA. If any reportable event, which Capital determines will have a material adverse effect on the financial condition of Borrower or which Capital determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Capital, or any such Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 9.15, the aggregate amount of the Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower's tangible net worth;

                  9.16 Withdrawal from Multi-Employer Plan. Borrower shall have withdrawn from a multi-employer plan described in Section 4001(a)(3) of ERISA and Capital determines that such withdrawal would have a material adverse effect on the financial condition of Borrower.

                  9.17 Cure Periods.  Notwithstanding anything contained in this
Section 9 to the contrary, Capital shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of: (i) an event set forth in Section 9.7 if, within forty five (45) calendar days from the date thereof, the same is discharged or dismissed, or (ii) any of the events set forth in Sections 9.4, 9.8, 9.9 or 9.10 if, within twenty one (21) calendar days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, Capital shall not be obligated to make advances to Borrower during such cure period.

            10.   CAPITAL'S RIGHTS AND REMEDIES

                  10.1 Remedies. Upon the occurrence of an Event of Default by Borrower under this Agreement, Capital may, at its


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election,  without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                        A. Declare all Obligations, whether evidenced by this Agreement or otherwise, immediately due and payable;

                        B. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Capital;

                        C.    Terminate this Agreement and any of the
other Loan Documents as to any future liability or obligation of Capital, but without affecting Capital's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to Capital;

                        D. Capital or Capital's designee may notify each Contract Debtor that its Contract, Security Documents and all rights thereunder have been assigned to Capital and that Capital has a security interest therein, collect the indebtedness of such Contract Debtor owing to Borrower directly if Capital has not already been authorized to do so, and charge the collection costs and expenses to Borrower's loan account.

                        E.    Without notice to or demand upon Borrower or
any guarantor, make such payments and do such acts as Capital considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Capital so requires, and to make the Collateral available to Capital as Capital may designate. Borrower authorizes Capital to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Capital appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

                        F. Capital is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses, and all franchise agreements shall insure to Capital's benefit;

                        G.    Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral;


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                        H.    Sell the Collateral at either a public or
private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable in the opinion of Capital. It is not necessary that the Collateral be present at any such sale;

                        I. Capital shall give notice of the disposition of the Collateral as follows:

                              (1    Capital shall give Borrower and each
holder of a security interest in the Collateral who has filed with Capital a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

                              (2    The notice shall be personally
delivered or mailed, postage prepaid, to Borrower as provided in Section 13, at least ten (10) calendar days before the date fixed for the sale, or at least ten
(10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Capital;

                              (3    If the sale is to be a public sale,
Capital shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                        J. Capital may credit bid and purchase at any public sale;

                        K.    Borrower shall pay all Capital Expenses
incurred in connection with Capital's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Capital;

                        L.    Any deficiency which exists after
disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Capital.

                  10.2 Cumulative Rights. Capital's rights and remedies under this Agreement and all other agreements shall be cumulative.


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Capital  shall have all other rights and remedies not  inconsistent  herewith as provided under the Code, by law, or in equity. No exercise by Capital of one right or remedy shall be deemed an election, and no waiver by Capital of any default on Borrower's part shall be deemed a continuing waiver. No delay by Capital shall constitute a waiver, election or acquiescence by it.

            11. TAXES AND EXPENSES REGARDING THE COLLATERAL. If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then Capital may, to the extent that it determines that such failure by Borrower could have a material adverse change on Capital's interests in the Collateral, in its discretion and without prior notice to Borrower, (i) make payment of the same or any part thereof; (ii) set up such reserves in Borrower's loan account as Capital deems necessary to protect Capital from the exposure created by such failure; or (iii) both. Any amounts paid or deposited by Capital shall constitute Capital Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations owing to Capital, shall bear interest at the applicable rate set forth in Section 2.5, and shall be secured by the Collateral. Any payments made by Capital shall not constitute: (i) an agreement by Capital to make similar payments in the future, or (ii) a waiver by Capital of any Event of Default under this Agreement. Capital need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

            12.   WAIVERS

                  12.1 Application of Payments. Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Capital on account of any Obligations owed by Borrower to Capital, and Borrower agrees that Capital shall have the continuing exclusive right to apply and reapply such payments in any manner as Capital may deem advisable, notwithstanding any entry by Capital upon its books.

                  12.2 Demand, Protest, Default, Etc. Except as otherwise provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Capital on which Borrower may in any way be liable.



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                  12.3 Confidential  Relationship.  Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm and/or service bureau in connection with any information requested by Capital pursuant to or in accordance with this Agreement. So long as no Event of Default shall have occurred, Capital agrees that prior to requesting information directly from any such accounting firm and/or service bureau, Capital shall first request such information from Borrower. If Borrower fails to provide such information to Capital within four (4) Business Days, the Borrower agrees that Capital may contact directly any such accounting firm and/or service bureau in order to obtain such information.

            13. NOTICES. Unless otherwise specifically provided herein, all notices and service of any process shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if confirmed and if transmitted on a Business Day before 4:00 p.m. (Los Angeles time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two Business Days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

            If to Borrower:                     U.S. COMMERCIAL FUNDING
                                    CORPORATION
                                    17W220 22nd Street, Suite 420
                                    Oakbrook Terrace, Illinois 60181
                                    Attn:       Larry Meek
                                    Telecopier Number (630) 993-9190

            With a Copy to:               CHUHAK & TECSON P.C.
                                    225 W. Washington Street, Suite 1300
                                    Chicago, Illinois 60606
                                    Attn:       James Gottlieb, Esq.
                                    Telecopier Number (312) 444-9027

            If to Capital:                CAPITAL BUSINESS CREDIT
                                    700 S. Flower Street, Suite 2001
                                    Los Angeles, California 90017-4101
                                    Attn:       Nathan L. Hugg
                                    Telecopier Number (213) 236-1375

            With a Copy to:               KATZ, HOYT, SEIGEL & KAPOR
                                    11111 Santa Monica Boulevard, Suite 820
                                    Los Angeles, California  90025-3342
                                    Attn:       William Schoenholz, Esq.
                                    Telecopier Number (310) 473-7138



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                  The parties hereto may change the address at which they are to receive notices and the telecopier number at which they are to receive telecopies hereunder, by notice in writing in the foregoing manner given to the other.

            14. DESTRUCTION OF BORROWER'S DOCUMENTS. Any documents, schedules, invoices or other papers delivered to Capital may be destroyed or otherwise disposed of by Capital four (4) months after they are delivered to or received by Capital, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return. Capital will notify Borrower not less than ten (10) days prior to destroying any original Contracts for the purpose of allowing Borrower to request the return of such Contracts pursuant to the immediately preceding sentence; provided, however, that Capital shall not be liable to Borrower or any third party if Capital fails to provide Borrower with such ten (10) days notice unless Capital's failure to notify was caused by Capital's gross negligence or wilful misconduct.

            15. CHOICE OF LAW. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of California. The parties agree that all arbitration proceedings shall be conducted in County of Los Angeles, State of California, and all other actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California. Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court ordered relief.

            16.   GENERAL PROVISIONS

                  16.1 Representations and Warranties. Each representation, warranty and agreement contained in this Agreement shall be conclusively presumed to have been relied on by Capital regardless of any investigation made or information possessed by Capital. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Capital, either now or hereafter.

                  16.2 Binding Agreement. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Capital.

                  16.3 Right to Grant Participations. This Agreement shall bind and inure to the benefit of the respective successors and


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assigns of each of the parties; provided, however , that Borrower may not assign this Agreement or any rights hereunder without Capital's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Capital shall release Borrower from its Obligations to Capital. Capital may assign this Agreement and its rights and duties hereunder. Capital reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Capital's rights and benefits hereunder. In connection therewith, Capital may disclose all documents and information which Capital now or hereafter may have relating to Borrower or Borrower's business.

                  16.4 Section Headings. Section headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  16.5 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Capital or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  16.6 Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  16.7 Modification and Merger. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement.

                  16.8 Good Faith Requirement. The parties intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

                  16.9 Termination of Original Loan Agreement. The Original Loan Agreement is hereby terminated and of no further force or effect.

                  16.10 WAIVER OF JURY TRIAL. BORROWER AND CAPITAL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY DEALINGS BETWEEN BORROWER AND CAPITAL RELATING TO THE SUBJECT


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MATTER  OF  THIS  TRANSACTION  AND  THE  BUSINESS  RELATIONSHIP  THAT  IS  BEING
ESTABLISHED. BORROWER AND CAPITAL EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF BORROWER AND CAPITAL HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH OF BORROWER AND CAPITAL WILL CONTINUE TO RELY ON THIS WAIVER IN ANY RELATED FUTURE DEALINGS BETWEEN BORROWER AND CAPITAL. BORROWER AND CAPITAL FURTHER WARRANT AND REPRESENT THAT THEY EACH KNOWINGLY AND VOLUNTARILY WAIVE THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

            IN  WITNESS  WHEREOF,   Capital  and  Borrower  have  executed  this
Agreement as of the date first set forth above.

                                    U.S. COMMERCIAL FUNDING CORPORATION,
                                    an Illinois corporation

                                    By ______________________________
                                    Title:___________________________

                                    CAPITAL BUSINESS CREDIT, A DIVISION OF
                                    CAPITAL FACTORS, INC.,
                                    a Florida corporation


                                    By ______________________________
                                    Title:___________________________

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